UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The following information is being “furnished” in accordance with General Instruction B.2. of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing:

As more fully described below, as a result of recent amendments by the Securities and Exchange Commission (“SEC”) to Rule 144 under the Securities Act, The Mosaic Company (“Mosaic”) will not be required to offer to exchange its 7.375% senior notes due 2014 or its 7.625% senior notes due 2016 (collectively, the “New Senior Notes”) for notes registered under the Securities Act or to file a shelf registration statement under the Securities Act for resales of the New Senior Notes because the New Senior Notes held by non-affiliates will become eligible for resale under Rule 144 effective February 15, 2008. In addition, the interest rates on the New Senior Notes, which increased effective December 1, 2007 because Mosaic did not consummate such an exchange offer or file such a shelf registration by such date, will return to the applicable rate of 7.375% or 7.625% effective as of February 15, 2008.

As part of a refinancing that was consummated on December 1, 2006, Mosaic issued and sold the New Senior Notes, consisting of $475.0 million aggregate principal amount of 7.375% senior notes due 2014 and $475.0 million aggregate principal amount of 7.625% senior notes due 2016, to qualified institutional buyers in accordance with Rule 144A under the Securities Act, and to non-U.S. persons in reliance on Regulation S under the Securities Act. The New Senior Notes were not registered under the Securities Act and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

In connection with the issuance of the New Senior Notes, Mosaic entered into registration rights agreements with the initial purchasers of the New Senior Notes pursuant to which, in general and subject to, among other things, the exception described below:

•

Mosaic agreed to use its reasonable best efforts to file with the SEC and cause to become effective a registration statement under the Securities Act relating to an offer to exchange the New Senior Notes for an issue of notes registered under the Securities Act, with terms identical to those of the New Senior Notes;

•	following the effective date of such registration statement, Mosaic agreed to offer to exchange the New Senior Notes for such registered notes;

•	Mosaic agreed to use reasonable best efforts to cause to become effective a shelf registration with respect to each series of the New Senior Notes under any of the following circumstances:

•	if interpretations of the staff of the SEC did not permit Mosaic to effect the exchange offers;

•	if the exchange offers were not completed by December 1, 2007; or

•	under certain circumstances, at the request of the initial purchasers of the New Senior Notes;

provided that effectiveness of a shelf registration was in no event required prior to December 1, 2007;

•	if such an exchange offer were not completed (or, if required, the shelf registration statement were not declared effective) on or before December 1, 2007 with respect to either series of the New

Senior Notes, the annual interest rate on such series of New Senior Notes would increase by 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum for each subsequent 90-day period, up to an additional rate of 1.00% per annum, until the exchange offer was completed (or, if required, the shelf registration statement was declared effective).

The Securities Act and the rules and regulations of the SEC thereunder require any such registration statement and subsequent periodic reports by Mosaic under the Exchange Act to include condensed consolidating financial information for Mosaic, the subsidiary guarantors of the New Senior Notes and the subsidiary non-guarantors of the New Senior Notes. As a result of certain challenges and transitional issues associated with the implementation of Mosaic’s new enterprise resource planning system, using reasonable best efforts Mosaic has been unable to produce the required condensed consolidating financial information, or to file a registration statement relating to an offer to exchange the New Senior Notes or a shelf registration for resale of the New Senior Notes.

The registration rights agreements also provide that Mosaic’s obligations (i) to offer to exchange the New Senior Notes for an issue of notes registered under the Securities Act, (ii) to file a shelf registration under the Securities Act and (iii) to pay the increased interest rate discussed above in the event an exchange offer was not completed (or a shelf registration statement was not declared effective) by December 1, 2007, terminate when the New Senior Notes are eligible to be sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the Securities Act. Pursuant to amendments to Rule 144 adopted by the SEC effective February 15, 2008, the New Senior Notes will be eligible to be sold pursuant to successor provisions to Rule 144(k) effective February 15, 2008. In light of these rule amendments, Mosaic’s obligations to offer to exchange the New Senior Notes for an issue of notes registered under the Securities Act or to file a shelf registration statement will expire before Mosaic is able to furnish the condensed consolidating financial information required to file the registration statement for an exchange offer or a shelf registration statement, and, accordingly, Mosaic will not make any such exchange offer or file such a shelf registration statement. In addition, Mosaic’s obligation to pay the increased interest rate discussed above will expire on February 14, 2008.

Holders of the New Senior Notes or others who are interested in additional detail may refer to the complete text of the indenture and the registration rights agreements relating to the New Senior Notes, copies of which were included as exhibits to Mosaic’s current report on Form 8-K filed with the SEC on December 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: December 21, 2007	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Senior Vice President, General Counsel and Corporate Secretary